Contact:
Mark Rupe
Vice President, Investor Relations
Express, Inc.
(614) 474-4465

EXPRESS, INC. REPORTS THIRD QUARTER 2018 RESULTS;
INTRODUCES FOURTH QUARTER GUIDANCE AND REVISES FULL YEAR 2018 OUTLOOK

•	Third quarter net sales increased 2%, with flat comparable sales

•	Third quarter diluted earnings per share (EPS) of $0.11

•	E-commerce comparable sales increased 23% and accounted for 29% of net sales

•	Gross margin expanded 70 basis points in the third quarter

•	Omni-channel capabilities delivered increased benefits

•	Strong balance sheet maintained with $161 million in cash and no debt

•	Repurchased 10.6 million shares for $91 million life to date under existing $150 million share repurchase program

Columbus, Ohio - November 29, 2018 - Express, Inc. (NYSE: EXPR), a leading fashion apparel retailer, announced its financial results for the third quarter of 2018. These results, which cover the thirteen weeks ended November 3, 2018, are compared to the thirteen weeks ended October 28, 2017. Comparable sales for the third quarter of 2018 were calculated using the 13-week period ended November 3, 2018, as compared to the 13-week period ended November 4, 2017.
David Kornberg, the Company’s president and chief executive officer, stated: “Our third quarter performance was in line with our guidance. Total sales increased 2%, with flat comparable sales, and earnings per share increased relative to the prior year. E-commerce had another strong quarter, with comparable sales increasing 23%, on top of 23% growth achieved in the prior year period.”
Mr. Kornberg continued, "We entered the holiday season positioned to succeed with increased newness as compared to last year. However, sales to date in November have been below our expectations. The apparel specialty retail environment continues to be highly promotional and our traffic has been challenging. While the majority of the quarter is still in front of us, we are revising our guidance to reflect a more cautious stance given recent unexpected sales trends. Our financial position remains sound and we continue to have long-term confidence in our brand and business. We remain committed to driving shareholder value, which is most evident in our share repurchase activity over the past year.”

Third Quarter 2018 Operating Results:

•	Net sales increased 2% to $515.0 million from $503.4 million in the third quarter of 2017.

•	Comparable sales (including e-commerce sales) were 0%, compared to a 1% decrease in the third quarter of 2017.

•	E-commerce sales increased 26% year over year to $149.1 million. On a comparable sales basis, e-commerce sales increased 23%.

•
Gross margin improved 70 basis points to 30.7% of net sales compared to 30.0% in last year's third quarter. The improvement was driven by a 10 basis point increase in merchandise margin and 60 basis point decrease in buying and occupancy costs as a percentage of net sales.

•
Selling, general, and administrative (SG&A) expenses were $148.3 million versus $140.5 million in last year's third quarter. As a percentage of net sales, SG&A expenses increased by 90 basis points year-over-year to 28.8%.

•	Operating income was $10.2 million. This compares to operating income of $10.8 million in the third quarter of 2017.

•
Income tax expense was $2.2 million, at an effective tax rate of 21.7%, compared to income tax expense of $4.2 million, at an effective tax rate of 40.9% in last year's third quarter. The decrease in the effective tax rate was primarily due to the lower federal statutory rate resulting from the U.S. Tax Cuts and Jobs Act as well as certain discrete items.

•	Net income was $8.0 million, or $0.11 per diluted share. This compares to net income of $6.0 million, or $0.08 per diluted share, in the third quarter of 2017.

•	Real estate activity for the third quarter of 2018 is presented in Schedule 5.
Third Quarter 2018 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $161.2 million versus $198.3 million at the end of the third quarter of 2017.

•	Capital expenditures totaled $32.4 million for the thirty-nine weeks ended November 3, 2018, compared to $42.2 million for the thirty-nine weeks ended October 28, 2017.

•	Inventory was $362.8 million compared to $337.0 million at the end of the prior year’s third quarter. The increase was primarily driven by the shift in the retail calendar.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this program, the Company has repurchased 10.6 million shares for $90.6 million, including 2.5 million shares for $24.2 million during the third quarter of 2018.  Subsequent to the end of the third quarter, the Company has repurchased an additional 2.0 million shares for approximately $17.1 million and currently has approximately $59 million remaining under its authorization. The Company’s fourth quarter and full year 2018 guidance reflects share repurchases made to date, however does not contemplate any future share repurchases.

Revenue Recognition:
Effective February 4, 2018, the Company adopted the new revenue recognition standard (“ASC 606”) on a full retrospective basis. As a result, the condensed consolidated financial statements as of February 3, 2018 and for the thirteen and thirty-nine weeks ended October 28, 2017, have been recast. For additional information, regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

2018 Guidance:
The Company notes that 2018 is a fifty-two week period as compared to a fifty-three week period in 2017. The fifty-third week was in the fourth quarter and contributed approximately $0.04 in diluted EPS in 2017. The table below compares the Company's projected results for the thirteen week period ended February 2, 2019 to the actual results for the fourteen week period ended February 3, 2018.

	Fourth Quarter 2018 Guidance	Fourth Quarter 2017 Actual Results
Comparable Sales	-5% to -7%	-1%
Effective Tax Rate	Approximately 31%	35.3%(1,2)
Interest Income/(Expense), Net	$0.1 million	$(0.2) million
Net Income	$8 to $14 million	$27.4 million(1,2)
Adjusted Net Income	N/A	$25.8 million(1)
Diluted EPS	$0.11 to $0.20	$0.35(1,2)
Adjusted Diluted EPS	N/A	$0.33(1)
Weighted Average Diluted Shares Outstanding	70.4 million	78.9 million
(1) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(2) Includes a $2.1 million net tax benefit related to tax reform, specifically the re-measurement of the Company's deferred taxes.
The table below compares the Company's projected results for the fifty-two week period ended February 2, 2019 to the actual results for the fifty-three week period ended February 3, 2018.

	Full Year 2018 Guidance	Full Year 2017 Actual Results
Comparable Sales	-1% to -2%	-3%
Effective Tax Rate	Approximately 32%(1)	34.6%(2,4)
Interest Income/(Expense), Net	$(0.1) million	$(2.2) Million
Net Income	$18.5 to $24.5 million	$18.9 million(2,3,4)
Adjusted Net Income	N/A	$28.9 million (4,5)
Diluted EPS	$0.25 to $0.33	$0.24 (2,3,4)
Adjusted Diluted EPS	N/A	$0.37 (4,5)
Weighted Average Diluted Shares Outstanding	73.7 million	78.9 million
Capital Expenditures	$53 to $58 million	$57.4 million

(1) The Company's effective tax rate for the full year is expected to be above its operating tax rate of approximately 30% due to certain discrete tax items.
(2) Includes a net $12.1 million tax benefit related to the exit of Canada, as well as a $2.1 million net tax benefit related to tax reform, specifically the re-measurement of the Company's deferred taxes.

(3) Includes $24.2 million in restructuring costs and inventory adjustments related to the exit of Canada.
(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss third quarter 2018 results is scheduled for November 29, 2018 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: investors.express.com and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on November 29, 2018 until 5:59 p.m. ET on December 6, 2018 and can be accessed by dialing (800) 585-8367 and entering replay pin number 8383648.
About Express, Inc.:
Express is a leading fashion destination and apparel brand for both women and men. Since 1980, Express has provided the latest apparel and accessories for work, casual, jeanswear, and going-out, offering a distinct combination of fashion and quality at an attractive value. The company operates more than 600 retail and factory outlet stores in the United States and Puerto Rico, as well as a best-in-class shopping experience through its website and mobile app. In addition, Express merchandise is available at franchise locations and online in Latin America. For more information, please visit www.express.com.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the fourth quarter and full year 2018, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) customer traffic at malls, shopping centers, and at our stores; (5) competition from other retailers; (6) our dependence on a strong brand image; (7) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to execute our growth strategy, including improving profitability, providing an exceptional brand and customer experience, transforming and leveraging our systems and processes, and cultivating a strong company culture, and achieving our strategic objectives, including delivering compelling merchandise at an attractive value, investing in growing brand awareness and retaining and acquiring new customers to the Express brand, growing e-commerce sales and expanding our omni-channel capabilities, optimizing our store footprint, and managing our overall cost structure; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) impairment charges on long-lived assets; (18) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (20) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	November 3, 2018	February 3, 2018 (1)	October 28, 2017 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$161,189	$236,222	$198,294
Receivables, net	15,496	12,084	16,023
Inventories	362,767	260,728	336,965
Prepaid minimum rent	30,637	30,779	30,830
Other	28,402	24,319	34,273
Total current assets	598,491	564,132	616,385

PROPERTY AND EQUIPMENT	1,074,712	1,047,447	1,039,197
Less: accumulated depreciation	(699,577)	(642,434)	(617,958)
Property and equipment, net	375,135	405,013	421,239

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,618
DEFERRED TAX ASSETS	7,388	7,346	7,976
OTHER ASSETS	15,634	12,815	13,161
Total assets	$1,194,266	$1,186,924	$1,256,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$225,100	$145,589	$229,338
Deferred revenue	34,473	41,240	31,679
Accrued expenses	93,407	110,563	112,711
Total current liabilities	352,980	297,392	373,728

DEFERRED LEASE CREDITS	130,157	137,618	140,350
OTHER LONG-TERM LIABILITIES	100,092	103,600	106,996
Total liabilities	583,229	538,610	621,074

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	611,037	648,314	635,305
Total liabilities and stockholders’ equity	$1,194,266	$1,186,924	$1,256,379

(1) The Company's balance sheet as of February 3, 2018 and October 28, 2017 have been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017 (1)	November 3, 2018	October 28, 2017 (1)
NET SALES	$514,961	$503,419	$1,487,918	$1,458,820
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	356,812	352,227	1,046,204	1,041,590
Gross profit	158,149	151,192	441,714	417,230
OPERATING EXPENSES:
Selling, general, and administrative expenses	148,294	140,493	426,583	407,001
Restructuring costs	166	258	166	22,869
Other operating income, net	(513)	(341)	(689)	(664)
Total operating expenses	147,947	140,410	426,060	429,206

OPERATING INCOME/(LOSS)	10,202	10,782	15,654	(11,976)

INTEREST EXPENSE, NET	32	577	168	2,070
OTHER INCOME, NET	—	—	(500)	(537)
INCOME/(LOSS) BEFORE INCOME TAXES	10,170	10,205	15,986	(13,509)
INCOME TAX EXPENSE/(BENEFIT)	2,203	4,174	5,268	(4,981)
NET INCOME/(LOSS)	$7,967	$6,031	$10,718	$(8,528)

EARNINGS PER SHARE:
Basic	$0.11	$0.08	$0.14	$(0.11)
Diluted	$0.11	$0.08	$0.14	$(0.11)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	72,512	78,805	73,959	78,679
Diluted	73,473	78,890	74,757	78,679

(1) The Company's income statement for the thirteen and thirty-nine weeks ended October 28, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$10,718	$(8,528)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	64,099	67,852
Loss on disposal of property and equipment	303	1,323
Impairment charge	—	5,479
Loss on deconsolidation of Canada	—	10,672
Share-based compensation	10,816	11,110
Deferred taxes	(42)	2,164
Landlord allowance amortization	(8,702)	(9,779)
Other non-cash adjustments	(500)	(500)
Changes in operating assets and liabilities:
Receivables, net	(3,412)	(660)
Inventories	(102,039)	(104,516)
Accounts payable, deferred revenue, and accrued expenses	52,187	59,001
Other assets and liabilities	(5,113)	14,056
Net cash provided by operating activities	18,315	47,674

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,402)	(42,207)
Decrease in cash and cash equivalents resulting from deconsolidation of Canada	—	(9,232)
Net cash used in investing activities	(32,402)	(51,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(1,385)	(1,262)
Repayments of financing arrangements	(750)	(2,040)
Repurchase of common stock under share repurchase program	(56,161)	—
Repurchase of common stock for tax withholding obligations	(2,650)	(1,574)
Net cash used in financing activities	(60,946)	(4,876)

EFFECT OF EXCHANGE RATE ON CASH	—	(438)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(75,033)	(9,079)
CASH AND CASH EQUIVALENTS, Beginning of period	236,222	207,373
CASH AND CASH EQUIVALENTS, End of period	$161,189	$198,294

(1) The Company's cash flow statement for the thirty-nine weeks ended October 28, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income or reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Fourteen Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
GAAP Measure (a)	$27,401	$0.35	78,927
Income Tax Expense - Canadian Exit	402	0.01
Impact of Tax Reform (a)	(2,050)	(0.03)
Adjusted Non-GAAP Measure (a)	$25,753	$0.33
(a)Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
GAAP Measure (a)	$18,873	$0.24	78,870
Impact of Canadian Exit	24,151	0.31
Income Tax Benefit - Canadian Exit	(12,067)	(0.15)
Impact of Tax Reform (a)	(2,050)	(0.03)
Adjusted Non-GAAP Measure (a)	$28,907	$0.37

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2018 - Actual				November 3, 2018 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	—	(2)	453
United States - Outlet Stores	3	—	2	181
Total	3	—	—	634	5.4 million

Fourth Quarter 2018 - Projected				February 2, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	—	450
United States - Outlet Stores	3	—	—	184
Total	3	(3)	—	634	5.4 million

Full Year 2018 - Projected				February 2, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(11)	(29)	450
United States - Outlet Stores	10	—	29	184
Total	10	(11)	—	634	5.4 million